FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
May 7, 2010	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY THIRD QUARTER RESULTS
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

          Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary results of net income available to common shareholders for the third quarter of fiscal 2010 of $949,000, an increase of $85,000, or 9.8%, as compared to $865,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  Third quarter earnings were $0.45 per diluted common share, an increase of 7.1%, as compared to $0.42 per diluted common share earned during the same period of the prior fiscal year. For the first nine months of fiscal 2010, net income available to common shareholders totaled $3.0 million, an increase of $403,000, or 15.2%, as compared to $2.6 million in net income available to common shareholders for the same period of the prior fiscal year. Per diluted common share, earnings for the first nine months of fiscal 2010 were $1.45, an increase of 16.9% as compared to $1.24 per diluted common share for the same period of the prior fiscal year.

          Before an effective dividend on preferred shares of $128,000, net income for the quarter ended March 31, 2010, was $1.1 million, an increase of $93,000, or 9.5%, as compared to the same period of the prior fiscal year. The increase, compared to the same period a year ago, was attributable to a $433,000 increase in net interest income, a $250,000 reduction in provision for loan losses, a $131,000 increase in noninterest income, and a $178,000 reduction in provision for income taxes, partially offset by an increase of $899,000 in noninterest expense. For the nine months ended March 31, 2010, the Company paid an effective dividend of $382,000 on preferred shares and earned net income of $3.4 million, an increase of $632,000, or 22.6%, from the same period of the prior fiscal year. The increase was primarily due to the inclusion in the prior period of $679,000 in other-than-temporary impairment (OTTI) charges related to the Company's investment in a pooled trust preferred security and Freddie Mac preferred stock. Compared to the same period of the prior year, net interest income for the first nine months of fiscal 2010 was up $1.6 million; noninterest income was up $1.1 million, primarily due to the aforementioned prior period OTTI charges; provisions for loan losses were down $330,000; and noninterest expense was up $2.8 million.

          Dividend Declared:

          The Company previously announced, on May 4, 2010, a cash dividend of $.12 per share, its 64th consecutive quarterly dividend since the inception of the Company. This dividend will be paid on May 28, 2010, to shareholders of record at the close of business on May 14, 2010. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

          Use of Capital Purchase Program Funding:

          In December 2008, the Company announced its participation in the U.S. Treasury Department's Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP). The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter. The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy. In the 16 months since the issuance of the preferred stock to the Treasury, the Company has increased loan balances by approximately $48 million, or 13.6%. The increase in loans was partially due to the July 2009 acquisition of Southern Bank of Commerce (SBOC). The acquired bank was a small, troubled institution headquartered in Paragould, Arkansas, which had significantly reduced lending activity prior to the acquisition. The Company believes that it can increase credit availability in the communities in which SBOC was located. Additionally, the Company has contributed to the accomplishment of Treasury's objective by leveraging the investment to support the purchase of U.S. government agency bonds and mortgage-backed securities, and municipal debt, helping to improve the availability of credit in two markets that experienced significant distress in the financial market downturn. Since the preferred stock issuance, the Company has increased its securities portfolio balance by $26 million. Much of these securities purchases would not likely have been made by the Company, absent the Treasury investment. Including both securities and direct loans, the Company has increased its investment in credit markets by approximately $74 million since the preferred stock issuance.

NEXT PAGE

          Balance Sheet Summary:

          The Company experienced balance sheet growth in the first nine months of the fiscal year, with total assets increasing $73.0 million, or 15.7%, to $538.9 million at March 31, 2010, as compared to $465.9 million at June 30, 2009. This growth was partially due to the acquisition of SBOC in July 2009, but also due to organic loan growth, investment portfolio growth, and increased cash balances resulting from significant deposit growth. As deposit growth has outpaced loan growth, the Company has also reduced Federal Home Loan Bank (FHLB) advance balances.

          Loans, net of the allowance for loan losses, increased $28.2 million to $396.7 million at March 31, 2010, an increase of 7.6%, as compared to $368.5 million at June 30, 2009. Of that growth, approximately $15 million represents the fair value of loans included in the SBOC acquisition. In total, the increase primarily reflects growth in commercial real estate loans of $17.1 million, consumer loans of $3.7 million, residential real estate loans of $3.5 million, and construction loans of $1.1 million; commercial operating and equipment loans were down $3.2 million as agricultural loans saw seasonal paydowns. Non-performing loans were down slightly, to 0.19% of total loans at March 31, 2010, compared to 0.21% at June 30, 2009; non-performing assets rose to 0.43% of total assets at March 31, 2010, compared to 0.29% at June 30, 2009, due primarily to foreclosed assets resulting from the SBOC acquisition. Our allowance for loan losses at March 31, 2010, totaled $4.3 million, representing 1.07% of total loans and 563% of non-performing loans, as compared to $4.4 million, or 1.19% of total loans, and 557% of non-performing loans, at June 30, 2009. Available-for-sale investments increased $7.2 million, or 11.9%, to $67.4 million at March 31, 2010, as compared to $60.2 million at June 30, 2009. The Company's cash and equivalents balances increased $33.1 million, from $8.1 million at June 30, 2009, to $41.2 million at March 31, 2010. The increase was attributed to strong deposit growth, additional liquidity obtained through the SBOC transaction, and higher required reserves resulting from transaction account growth.

          Total liabilities increased $70.1 million to $494.0 million at March 31, 2010, an increase of 16.5% as compared to $423.9 million at June 30, 2009. Deposits increased $99.7 million to $411.7 million at March 31, 2010, an increase of 32.0%, as compared to $312.0 million at June 30, 2009. The increase in deposits was due in part to the SBOC acquisition, which included acquired deposits of approximately $29 million. The increase was also due to continued strong growth in the Company's reward checking product and promotion of special high-rate savings accounts in the Company's new Arkansas markets. In total, the increase reflected growth of $30.8 million in certificates of deposit, a $32.2 million increase in passbook and statement savings, and a $31.7 million increase in interest-bearing checking accounts. Public unit deposits were up $10.9 million, as the Company established significant new relationships with area political subdivisions, while brokered CDs were up $0.1 million. Net retail, non-brokered deposits were up $88.8 million. Of the $29 million in deposits acquired from SBOC, approximately $5 million was public unit and brokered funds, meaning that organic growth in retail, non-brokered deposits was approximately $65 million in the first nine months of the fiscal year. The average loan-to-deposit ratio for the quarter was 99.5%, as compared to 119.5% for the same period of the prior year. FHLB advances decreased $35.3 million, or 44.8%, to $43.5 million at March 31, 2010, as compared to $78.8 million at June 30, 2009, due to increased cash availability as a result of deposit growth. At March 31, 2010, FHLB borrowings included no short-term borrowings, compared to $6.3 million in short-term borrowings at June 30, 2009. The Company repaid $24.0 million in callable advances in the first three quarters of fiscal 2010 due to reasonable prepayment fees and cash availability

          The Company's stockholders' equity increased $3.0 million, or 7.1%, to $45.0 million at March 31, 2010, from $42.0 million at June 30, 2009. The increase was due primarily to retention of net income and an increase in the market value of the Company's available-for-sale investment portfolio, partially offset by cash dividends paid on common and preferred stock.

          Income Statement Summary:

          The Company's net interest income for the three- and nine-month periods ended March 31, 2010, was $4.0 million and $12.1 million, respectively, increases of $433,000, or 12.1%, and $1.6 million, or 15.6%, respectively, as compared to the same periods of the prior fiscal year. The increases reflected our growth initiatives, which resulted in 19.6% and 19.1% increases, respectively, in the average balances of interest-earning assets (and 21.0% and 19.0% increases, respectively, in interest-bearing liabilities). The increased earnings balances in the third quarter of fiscal 2010 were partially offset by a decrease in our net interest rate spread, to 2.95% in the current period, from 3.09% in the same period a year ago; the decrease was primarily due to growth in our promotional rate passbook savings account at our new Arkansas locations and our rewards checking account product, as we built market share and held larger cash balances in the low-rate environment; the average rate on interest-bearing liabilities declined 42 basis points, while rates on our interest-earning assets declined by 56 basis points. For the nine-month period ended March 31, 2010, the increased earnings balances were also offset by a decline in our net interest rate spread, to 3.08% in the current period, from 3.13% in the period a year ago. The decrease in average interest rate spread for the nine-month period was attributed to the previously-discussed promotional deposit products and higher cash balances, as the average rate on interest-bearing liabilities declined by 47 basis points, while rates on our interest-earning assets declined by 52 basis points.

NEXT PAGE

          The provision for loan losses for the three- and nine-month periods ended March 31, 2010, was $160,000 and $680,000, respectively, as compared to $410,000 and $1.0 million, respectively, in the same periods of the prior fiscal year. The provision for the current quarter and nine-month periods represents an annualized charge of 0.16% and 0.23%, respectively, of average loans outstanding, as compared to 0.46% and 0.38%, respectively, for the same periods of the prior fiscal year.

          The Company's noninterest income for the three- and nine-month periods ended March 31, 2010, was $713,000 and $2.2 million, increases of $131,000, or 22.5%, and $1.1 million, or 90.7%, respectively, compared to the same periods of the prior fiscal year. For the nine-month period, the increase was due primarily to the inclusion of $679,000 in OTTI charges discussed previously. Outside those charges, noninterest income would have increased 20.2% for the first nine months of fiscal 2010, as compared to the same period of the prior fiscal year. This increase was attributable to increased NSF charge collection, ATM network income, secondary market loan origination income, and loan late charges.

          Noninterest expense for the three- and nine-month periods ended March 31, 2010, was $3.2 and $9.4 million, increases of $899,000, or 38.4%, and $2.8 million, or 42.1%, as compared to the same periods of the prior fiscal year. The increases in noninterest expense were largely attributable to the SBOC acquisition, including increased compensation and benefits and increased occupancy and data processing charges. Additionally, the Company recognized increased deposit insurance assessments resulting from base assessment rate increases by the FDIC and deposit growth; increased ATM network, electronic banking, and rewards checking charges; increased supplies expenses; charges to amortize the Company's investments in partnerships generating income tax credits; and a charge of $289,000 in the third quarter of fiscal 2010 for the prepayment of a $9 million FHLB advance that had been scheduled to mature in October 2010. The efficiency ratio for the three- and nine-month periods ended December 31, 2009, was 68.6% and 65.3%, as compared to 56.3% and 56.5% for the same periods of the prior fiscal year.

          Income tax provisions for the three- and nine-month periods ended March 31, 2010, were $245,000 and $866,000, respectively, decreases of $178,000, or 42.1%, and $386,000, or 30.8%, respectively, compared to the same periods of the prior fiscal year. The decreases were due to primarily to a lower effective tax rate, the result of additional investments by the Company in tax-advantaged instruments and, for the nine-month period, tax benefits resulting from the SBOC acquisition. For the three-month period March 31, 2010, the lower effective tax rate combined with lower pre-tax income to reduce provisions; for the nine-month period, the lower effective tax rate was partially offset by higher pre-tax income.

          Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

NEXT PAGE

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2010	June 30, 2009

Total assets	$ 538,942,000	$ 465,897,000
Available-for-sale securities	67,367,000	60,178,000
Loans, net	396,675,000	368,556,000
Allowance for losses on loans	4,300,000	4,430,000
Non-performing assets	2,545,000	1,371,000
Deposits	411,654,000	311,955,000
FHLB advances	43,500,000	78,750,000
Securities sold under repurchase agreements	29,044,000	23,748,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	44,978,000	42,008,000

Equity to assets ratio	8.35%	9.02%
Allowance as a percentage of gross loans	1.07%	1.19%
Non-performing loans as a percentage of gross loans	0.19%	0.21%

Per common share:
Closing market price	$ 14.20	$ 9.95
Tangible book value per common share	16.26	14.82

	Three Months Ending March 31,		Nine Months Ended March 31,
Selected Operating Data:	2010	2009	2010	2009

Net interest income	$ 4,008,000	$ 3,575,000	$ 12,125,000	$ 10,487,000
Provision for loan losses	160,000	410,000	680,000	1,010,000
Non-interest income	713,000	582,000	2,208,000	1,158,000
Non-interest expense	3,239,000	2,340,000	9,357,000	6,584,000
Income taxes	245,000	423,000	866,000	1,252,000
Net income	1,077,000	984,000	3,430,000	2,799,000
Effective dividend on preferred shares	128,000	119,000	382,000	154,000
Net income available to common shareholders	$ 949,000	$ 865,000	$ 3,048,000	$ 2,645,000

Per common share:
Basic net income available to common shareholders	$ .46	$ .42	$ 1.46	$ 1.24
Diluted net income available to common shareholders	$ .45	$ .42	$ 1.45	$ 1.24
Cash dividends	$ .12	$ .12	$ .36	$ .36

Average common shares outstanding	2,083,473	2,082,627	2,083,408	2,136,583
Average diluted common shares outstanding	2,099,258	2,083,067	2,099,742	2,137,389

Profitability Ratios:
Return on average assets	.80%	.87%	.88%	.86%
Return on average common equity	10.8%	11.0%	11.8%	11.4%

Net interest margin	3.15%	3.36%	3.30%	3.39%
Net interest spread	2.95%	3.09%	3.08%	3.13%

Efficiency Ratio	68.6%	56.3%	65.3%	56.5%